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                                                                    EXHIBIT 23.2


                      [MILLER AND LENTS, LTD. LETTERHEAD]


                                  July 18, 2000


Cal Dive International, Inc.
400 North Sam Houston Parkway East
Suite 400
Houston, Texas 77060

                  Re:      Cal Dive International, Inc.
                           Securities and Exchange Commission Form S-3
                           Consent Letter

Gentlemen:

         The firm of Miller and Lents, Ltd. consents to the naming of it as experts and to the incorporation by reference of its report dated February 23, 2000 concerning the Oil and Gas Reserves and Future Net Revenues as of December 31, 1999 attributable to Energy Resource Technology, Inc. in the Registration Statement of Cal Dive International, Inc. on Securities and Exchange Commission Form S-3 to be filed with the Securities and Exchange Commission.

         Miller and Lents, Ltd. has no interests in Cal Dive International, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer or employee employed or otherwise connected with Cal Dive International, Inc. We are not employed by Cal Dive International, Inc. on a contingent basis.

                                                     Very truly yours,

                                                     MILLER AND LENTS, LTD.



                                                     By   /s/ GREGORY W. ARMES
                                                          Gregory W. Armes
                                                          President